Exhibit 10.8
April 27, 2007
SPI Petroleum LLC
Attention: Board of Managers
     Each of the undersigned makes reference to that certain Professional Services Agreement, dated as of September 18, 2006 (as amended, the “PSA”), by and among SPI Petroleum LLC (“SPI”), Simons Petroleum, Inc., Maxum Petroleum, Inc. and the Providers. Capitalized terms used but not defined in this letter shall have the meanings given to them in the PSA.
     Upon consummation of the transactions (the “TPS Transaction”) contemplated by that certain draft Stock Purchase Agreement (the “TPS Purchase Agreement”), by and among the Company, Petroleum Products, Inc., Petroleum Transport, Inc. and Patrick C. Graney, III, the Company shall pay or cause to be paid to the Providers in immediately available funds a transaction fee in an aggregate amount equal to $1,140,000 (the “TPS Transaction Fee”). The TPS Transaction Fee shall be shared by the Providers in proportion to the number of Class A Units of SPI held by the Providers and their affiliates as of immediately after consummation of the TPS Transaction (it being understood that, for purposes of this allocation and the avoidance of doubt, (x) Perot Bissell is not an affiliate of Northwest, and (y) SPI U.S. Investor, LLC is an affiliate of RBC).
     Notwithstanding the foregoing, Waud hereby elects to waive its rights to its portion of the TPS Transaction Fee (it being understood that (x) no other Provider waives such right, and (y) Waud’s waived portion of the TPS Transaction Fee and any Subsequent Placement Fees shall be deemed a Waived Fee Amount for purposes of the PSA and Parent’s Second Amended and Restated Limited Liability Company Agreement dated as of September 28, 2006).
     This letter shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.
     This letter may be executed and delivered by each party hereto in separate counterparts (including by means of facsimile), each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

     If you agree that this letter reflects our agreement with respect to the foregoing, please sign this letter below, which will then constitute our agreement with respect thereto.

Sincerely,

NCA MANAGEMENT II, LLC

By:	/s/ Bradford N. Creswell

Its:

RBCP ENERGY FUND INVESTMENTS, LP

By:	2001 RBCP U.S. GP LIMITED
Its:	General Partner

By:	/s/ Alan R. Hibben

Its:

WAUD CAPITAL PARTNERS, L.L.C.

By:	/s/ Reeve B. Waud

Its:
Accepted, Acknowledged and Agreed this 27th day of April, 2007

SPI PETROLEUM LLC

By:	/s/ Doug Sterk

Its:	Assistant Treasurer and Assistant Secretary

MAXUM PETROLEUM, LLC

By:	/s/ Doug Sterk

Its:	Assistant Treasurer and Assistant Secretary

SIMONS PETROLEUM, INC.

By:	/s/ Doug Sterk

Its:	Assistant Treasurer and Assistant Secretary